Exhibit 99.1

MPLX LP Announces First-Quarter 2013 Results

•	Achieved adjusted EBITDA of $25.1 million

•	Generated $28 million of distributable cash flow

•	Agreed to acquire an additional 5 percent interest in MPLX Pipe Line Holdings LP on May 1 for $100 million

•	Increased quarterly cash distribution by $0.01 to $0.2725 per unit

FINDLAY, Ohio, April 30, 2013 – MPLX LP (NYSE: MPLX) today reported first-quarter 2013 net income attributable to MPLX of $17.6 million, or $0.26 per common limited partner unit. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) attributable to MPLX was $25.1 million and distributable cash flow attributable to MPLX was $28 million.

On April 29, the board of directors declared a distribution of $0.2725 per unit, or $1.09 per unit on an annualized basis. This represents an increase of 1 cent per unit above the minimum quarterly distribution.

Earlier today, MPLX announced that it has agreed to acquire an additional 5 percent interest in MPLX Pipe Line Holdings LP from a subsidiary of Marathon Petroleum Corporation (NYSE: MPC) for $100 million. This transaction is expected to close on May 1 and be immediately accretive to distributable cash flow. This represents MPLX’s first acquisition following its initial public offering (IPO) in October 2012.

“MPLX is executing on its commitment to increase unitholder value,” said MPLX Chairman and Chief Executive Officer Gary R. Heminger. “We are pleased to increase our distribution so soon after MPLX’s formation and initial public offering. We believe our May 1 acquisition positions us to support distribution growth in the near term, and is consistent with our intent to provide an attractive growth profile over the long term.”

Discussion of results

MPLX revenues and other income for the first quarter of 2013 were $114.7 million, driven primarily by total pipeline throughput of 1.99 million barrels per day. MPC (MPLX’s general partner) and related parties accounted for 87 percent of those revenues, including revenues attributable to volumes shipped by MPC under joint tariffs with third parties, which are treated as third-party revenue for accounting purposes. After deducting the 49 percent interest retained by MPC, adjusted EBITDA attributable to MPLX for the first quarter of 2013 was $25.1 million.

During the first quarter of 2013, MPC did not ship its minimum committed volumes on certain MPLX pipeline systems. While payments for such deficiencies are not currently included in determining net income or adjusted EBITDA, they are considered in arriving at distributable cash flow attributable to MPLX.

As of March 31, 2013, MPLX had $227.9 million of cash and cash equivalents, primarily consisting of proceeds from the IPO that were retained to prefund capital projects. MPLX plans to use $100 million of this cash to purchase the 5 percent interest in MPLX Pipe Line Holdings LP. MPLX also has access to a $500 million unused revolving credit facility available to fund organic growth opportunities or acquisitions from MPC or from third parties.

Conference call

At 2 p.m. EDT today, MPLX will hold a webcast and conference call to discuss the reported results and provide an update on operations. Interested parties may listen to the conference call on MPLX’s website at http://www.mplx.com by clicking on the “First-Quarter 2013 Financial Results” link, found under the News and Headlines section. Replays of the conference call will be available on MPLX’s website through Thursday, May 16. Information, including the earnings release and other investor-related material, will also be available online prior to the webcast and conference call at http://ir.mplx.com.

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About MPLX LP

MPLX is a fee-based, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire pipelines and other midstream assets related to the transportation and storage of crude oil, refined products and other hydrocarbon-based products. Headquartered in Findlay, Ohio, MPLX’s assets consist of a majority equity interest in a network of common carrier crude oil and products pipeline assets located in the Midwest and Gulf Coast regions of the United States and a 100 percent interest in a butane storage cavern located in West Virginia.

Investor Relations Contacts:

Pamela Beall (419) 429-5640

Beth Hunter (419) 421-2559

Media Contacts:

Angelia Graves (419) 421-2703

Jamal Kheiry (419) 421-3312

Non-GAAP Financial Information

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This news release and supporting schedules include the non-GAAP measures of adjusted EBITDA and distributable cash flow. We believe certain investors use adjusted EBITDA to evaluate MPLX’s financial performance between periods and to compare MPLX’s performance to certain competitors. We believe certain investors use distributable cash flow to determine the amount of cash generated from the partnership’s operations and available for distribution to its unitholders. These additional financial measures are reconciled from the most directly comparable measures as reported in accordance with GAAP and should be viewed in addition to, and not in lieu of, our consolidated financial statements and footnotes.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements relate to, among other things, MPLX’s expectations, estimates and projections concerning MPLX business and operations. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond MPLX’s control and are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include: the adequacy of our capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and execute our business plan; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; volatility in and/or degradation of market and industry conditions; completion of pipeline capacity by our competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under our commercial agreements; our ability to successfully implement our growth strategy, whether through organic growth or acquisitions; our ability to successfully complete or realize the strategic benefits of the purchase of an additional 5 percent interest in MPLX Pipe Line Holdings LP; state and federal environmental, economic, health and safety, energy and other policies and regulations; other risk factors inherent to our industry; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (SEC). In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here or in MPLX’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPLX’s Form 10-K are available on the SEC website, MPLX’s website at http://ir.mplx.com or by contacting MPLX’s Investor Relations Office.

Results of Operations

Factors Affecting Comparability

The following tables present net income attributable to MPLX, adjusted EBITDA attributable to MPLX and related financial and operational information for the three-month periods ended March 31, 2013, and March 31, 2012. Prior to the IPO on Oct. 31, 2012, MPLX results included minority undivided joint interests in two crude oil pipeline systems that were not contributed to MPLX at the IPO. One hundred percent of the net income related to the assets that were contributed to MPLX was included in results for the three months ended March 31, 2012, while results for the three months ended March 31, 2013, reflect only the 51 percent general partner interest contributed to MPLX by deducting the 49 percent interest retained by MPC. The Neal, W.Va., butane cavern financial results are only included in the three months ended March 31, 2013. Additional differences in revenues and expenses are detailed in the factors affecting the comparability of our financial results in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of MPLX’s Annual Report on Form 10-K. The unaudited combined financial results of MPLX LP Predecessor (Predecessor), our predecessor for accounting purposes, are presented for the three months ended March 31, 2012. We have not presented distributable cash flow attributable to MPLX for the three months ended March 31, 2012, since that period was prior to the IPO.

Results of Operations (unaudited)

	Three Months Ended March 31
(In millions, except per-unit data)	2013	2012
		Predecessor
Revenues and other income:
Sales and other operating revenues	$20.8	$15.8
Sales to related parties	89.1	81.7
Other income	1.2	1.6
Other income – related parties	3.6	3.0

Total revenues and other income	114.7	102.1
Costs and expenses:
Cost of revenues (excludes items below)	30.5	38.1
Purchases from related parties	21.8	6.3
Depreciation	11.7	9.2
General and administrative expenses	13.5	9.9
Other taxes	1.7	3.7

Total costs and expenses	79.2	67.2

Income from operations	35.5	34.9
Related party interest and other financial income	—	0.4
Interest and other financial income (costs)	(0.2)	—

Income before income taxes	35.3	35.3
Provision for income taxes	—	0.1

Net income	35.3	35.2
Less: Net income attributable to MPC-retained interest	17.7	—

Net income attributable to MPLX LP	17.6	$35.2

Less: General partner’s interest in net income attributable to MPLX LP	0.4

Limited partners’ interest in net income attributable to MPLX LP	$17.2

Net income attributable to MPLX LP per limited partner unit (basic and diluted):
Common	$0.26
Subordinated – MPC	0.21
Limited partner units outstanding (basic and diluted):
Common units – Public	19.9
Common units – MPC	17.1
Subordinated units – MPC	37.0

Other Financial Information (unaudited)

	Three Months Ended
	March 31
(In millions, except per-unit and ratio data)	2013	2012
		Predecessor
Quarterly distribution declared per unit	$0.2725	N/A
Adjusted EBITDA attributable to MPLX LP	$25.1	$44.1
Distributable cash flow attributable to MPLX LP	$28.0	N/A
Distribution declared:
Limited partner units – Public	$5.4	N/A
Limited partner units – MPC	14.7	N/A
General partner units – MPC	0.4	N/A

Total distribution declared	$20.5	N/A

Coverage ratio	1.37x

Reconciliation of Adjusted EBITDA attributable to MPLX LP and Distributable Cash Flow attributable to MPLX LP to Net Income (unaudited)

	Three Months Ended
	March 31
(In millions)	2013	2012
		Predecessor
Net Income	$35.3	$35.2
Less: Net income attributable to MPC-retained interest	17.7	—

Net income attributable to MPLX LP	17.6	35.2
Add: Net income attributable to MPC-retained interest	17.7	—
Depreciation	11.7	9.2
Provision for income taxes	—	0.1
Non-cash equity-based compensation	0.2	—
Less: Net interest and other financial income (costs)	(0.2)	0.4

Adjusted EBITDA	47.4	44.1
Less: Adjusted EBITDA attributable to MPC-retained interest	22.3	—

Adjusted EBITDA attributable to MPLX LP	25.1	$44.1

Less: Cash interest paid, net	0.2
Income taxes paid	—
Maintenance capital expenditures paid	1.5
Plus: Increase (decrease) in deferred revenue for committed volume deficiencies	4.6

Distributable cash flow attributable to MPLX LP	$28.0

Reconciliation of Adjusted EBITDA attributable to MPLX LP and Distributable Cash Flow attributable to MPLX LP to Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended
	March 31
(In millions)	2013	2012
		Predecessor
Net cash provided by operating activities	$46.7	$50.4
Less: Net interest and other financial income (costs)	(0.2)	0.4
Changes in working capital items	(2.3)	6.6
All other, net	2.4	0.4
Plus: Non-cash equity based compensation	0.2	—
Current income tax expense	—	0.1
Asset retirement expenditures	0.4	1.0

Adjusted EBITDA	47.4	44.1
Less: Adjusted EBITDA attributable to MPC-retained interest	22.3	—

Adjusted EBITDA attributable to MPLX LP	25.1	$44.1

Less: Cash interest paid, net	0.2
Income taxes paid	—
Maintenance capital expenditures paid	1.5
Plus: Increase (decrease) in deferred revenue for committed volume deficiencies	4.6

Distributable cash flow attributable to MPLX LP	$28.0

Selected Operating Data (unaudited)

	Three Months Ended
	March 31
	2013	2012
		Predecessor
Pipeline throughput (thousands of barrels per day):
Crude oil pipelines	1,076	1,121
Product pipelines	917	917

Total	1,993	2,038
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.59	$0.52
Product pipelines	0.52	0.49
Total pipelines	0.56	0.50

Selected Financial Data (unaudited)

	Three Months Ended March 31
(In millions)	2013	2012
		Predecessor
Capital Expenditures:
Maintenance	$2.2	$2.7
Expansion	10.4	16.9

Total capital expenditures	12.6	19.6
Less: Increase in capital accruals	3.0	1.0
Asset retirement expenditures	0.4	1.0

Additions to property, plant and equipment	$9.2	$17.6

Balance Sheet Data (unaudited)

	March 31	December 31
(In millions, except ratio data)	2013	2012
Cash and cash equivalents	$227.9	$216.7
Total assets	1,311.9	1,301.3
Long-term debt(a)	11.1	11.3
Total equity	1,236.2	1,226.8
Consolidated Total Debt to Consolidated EBITDA ratio (covenant basis)	0.1	0.1

(a)	Including amounts due within one year